ROCKY BRANDS DEEMED ESSENTIAL BUSINESS;

CONTINUES TO SHIP PRODUCT FROM ITS OHIO DISTRIBUTION CENTER

NELSONVILLE, Ohio, March 23, 2020 – Rocky Brands, Inc. (Nasdaq: RCKY) today announced it will continue operations and shipments from its distribution center in Logan, Ohio following Ohio Gov. Mike DeWine and the Ohio Department of Health issuing a “Stay at Home” order for all nonessential businesses from March 24 through April 6, 2020.

The Company’s 200,000-square-foot distribution center, based on review of the order, has been deemed as an essential infrastructure business operation. The distribution center currently has approximately 1.3 million pairs of footwear in inventory and stands ready to ship the company’s work, duty and outdoor footwear to customers throughout the country.

Rocky Brands’ manufacturing facilities in Puerto Rico and the Dominican Republic are under government orders to not operate for the next 14 days. These plants produce approximately half of the Company’s products, with the remainder being produced by contract manufacturers in other countries – primarily China – where manufacturing resumed at the end of February.

As a result of the current unprecedented period of uncertainty, including the unknown duration and overall impact of the COVID-19 coronavirus outbreak, Rocky Brands has acted to preserve financial liquidity and flexibility in order to successfully manage its operations during the crisis.

As previously disclosed, the Company maintains a secured asset-based revolving credit facility up to a principal amount of $75 million and an additional $25 million option. As a precautionary measure, Rocky Brands elected to draw down $20 million from its credit facility, strengthening the Company’s cash position and effectively funding working capital requirements during the first half of 2020. After the draw down, Rocky Brands expects to have approximately $40 million in cash and cash equivalents. Prior to this, the Company had no debt.

“We understand and appreciate Gov. DeWine’s efforts to flatten the COVID-19 curve and urge our fellow Ohioans to follow the order and take precautions for themselves and others around them,” said Jason Brooks, Rocky Brands CEO. “However, we agree with Ohio’s approach to permit distribution centers to continue to operate. This is especially important at this time for our distribution center to operate as our footwear products are utilized by our country’s critical infrastructure businesses which need to be maintained during this crisis.

“This includes the military, police and fire and other first responders, farmers and ranchers, food and drug manufacturers, hospital workers, electric, gas and water utility companies, oil and gas producers, transportation and logistics businesses, and public works,” he added. “The Ohio order recognizes we need workers in these types of businesses to remain on the job to enable us to fight the virus and protect our citizens at the same time.”

Rocky Brands began having its corporate staff work remotely last week. The company will continue operations at the distribution center, while also taking steps to ensure the safety and wellbeing of its employees there. To that end, Rocky Brands has implemented several policies in accordance with CDC and Ohio Department of Health guidelines. This includes limiting contact among staff members, conducting daily health screenings, ongoing cleaning and sanitization of the entire facility and dividing employees into work teams who will work one week on and one week off.

“The health of our employees is paramount and we will do everything possible to protect them,” said Brooks. “In these difficult times, we are proud to be able to continue to support our retail partners as they service the consumers who need our products to do their jobs.”

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango® and Lehigh®. More information can be found at RockyBrands.com.

ROCKY BRANDS, INC.

Company Contact:Thomas D. Robertson                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                              Chief Financial Officer

(740) 753-1951

Investor Relations:Brendon Frey

ICR, Inc.

(203) 682-8200